Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES STRONG RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR

SPARKS, MD, JANUARY 28 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported record sales, net income and earnings per share for the fourth quarter and fiscal year ended November 30, 2003.

Fiscal year results

Earnings per share for 2003 were $1.48, which included $1.40 from continuing operations, 3¢ from discontinued operations, a 6¢ gain on the sale of the discontinued operations and a 1¢ charge from the cumulative effect of an accounting change.  This charge was recorded in the fourth quarter and related to a change in accounting for the entity that holds the lease on a distribution center used by the Company.  During the third quarter of 2003, the Company sold its packaging business and U.K. brokerage business.  As a result, current and prior period sales and related expenses for these discontinued operations have been reclassified and reported as “net income from discontinued operations.”

For the fiscal year, McCormick reported sales from continuing operations of $2.3 billion, an increase of 11% above 2002.  Sales benefited from the acquisition of the Zatarain’s and Uniqsauces businesses, which accounted for 5% of the increase.  Favorable foreign exchange rates added 4%, and higher sales, particularly in the U.S. consumer business, contributed an additional 2% to sales.

The Company increased both net income and earnings per share from continuing operations by 15% for the fiscal year.  In addition to the sales growth achieved in 2003, gross profit margin increased to 39.6%.  This increase was the result of global procurement efficiencies, cost reduction initiatives and stronger sales performance from the Company’s higher margin businesses.  The higher gross profit margin of the Zatarain’s business was offset by a lower margin from Uniqsauces.  Special charges related to a streamlining action program adopted at the end of 2001 were $5 million in 2003 and had a negative earnings per share impact of 3¢.  This compared to special charges of $8 million in 2002, with a negative impact on earnings per share of 4¢.  In 2003, other income increased $12 million with the receipt of $5 million of interest income on the purchase price refund from the acquisition of Ducros and a $5 million gain on the sale of an interest in non-strategic royalty agreements.  In total, earnings per share from continuing operations increased 18¢, comprised of 12¢ from higher sales and operating margin, 4¢ from acquisitions and 6¢ from other income, offset by a 4¢ decline in income from unconsolidated operations.

For the 12 months ended November 30, 2003, the net cash provided by continuing operating activities was $195 million compared to $205 million for the prior year.  Cash generated from operations and other income, as well as from the sale of businesses and the purchase price refund, was the primary source for the funding of $203 million for two significant acquisitions, $121 million in share repurchases, $82 million of capital expenditures net of proceeds from the sale of fixed assets, and $64 million of dividends.  For fiscal year 2003, cash from operations after net capital expenditures and dividends was $50 million, which was below the Company’s objective to exceed $100 million annually.  The shortfall in 2003 is due in large part to a strategic purchase of vanilla beans made during 2003, a period of short supply for this raw material.  At yearend, an incremental $40 million remained in inventory versus the year-ago inventory of vanilla beans.  Despite the significant business events of 2003, the Company was able to end the year with debt-to-total capital of 44%, at the low end of its 45-55% target range.

Fourth quarter results

In the fourth quarter, sales from continuing operations reached $699 million, a 12% increase above the fourth quarter of 2002.  Sales benefited from the acquisitions of the Zatarain’s and Uniqsauces businesses, which accounted for 6% of the increase.  Favorable foreign exchange rates contributed an additional 4% and higher sales, particularly in the U.S. consumer business, added 2%.

Earnings per share from continuing operations for the fourth quarter were 61¢ compared to 52¢ in the fourth quarter of 2002, an increase of 17%.  Special charges in the fourth quarter of 2003, primarily related to the consolidation of facilities in Canada and the U.K. and position eliminations, were $3.6 million, which had a negative impact of 2¢ on earnings per share.  This compares to special charges of $2.9 million in the fourth quarter of 2002 that had a negative impact of 1¢.  For the fourth quarter, the 9¢ increase in earnings per share from continuing operations was comprised of 5¢ from higher sales and operating margin, 2¢ from acquisitions and 3¢ from other income, offset by a 1¢ decline in income from unconsolidated operations.

Consumer Business

	Three Months Ended		Twelve Months Ended
(in thousands)	11/30/03	11/30/02	11/30/03	11/30/02
Net sales	$406,623	$344,837	$1,162,314	$993,900
Operating income	108,192	89,297	225,679	191,901

For the fiscal year, sales from continuing operations for McCormick’s consumer business rose 17% compared to 2002.  The acquisitions of Zatarain’s and Uniqsauces contributed 6% of sales increase, and the impact of foreign exchange added another 6%.  Sales in the Americas rose 15%, with 7% from Zatarain’s and 1% from foreign exchange. Higher volumes in the U.S. and Canada were the primary drivers of 7% of sales increase.  In 2003, the Company achieved new distribution in the dollar store channel and with a major grocery retailer in the U.S.  A 22% increase in Europe was due to 17% from foreign exchange and 5% from the acquisition of Uniqsauces early in the fiscal year.  Consumer sales in the Asia/Pacific region rose 12% due to foreign exchange.  Sales volume in this region increased but was offset by negative product mix and competitive pricing conditions in Australia as well as the effects of an initiative to discontinue certain lower margin products in China during 2003.  Operating income from continuing operations for the consumer business reached $225.7 million, an increase of 18%.  Higher operating income was driven by strong sales results, particularly in the Company’s higher margin businesses.

For the fourth quarter, sales from continuing operations rose 18% compared to 2002. The acquisitions of Zatarain’s and Uniqsauces contributed 8% of sales increase, and the impact of foreign exchange added another 5%.  Consumer sales in the Americas rose 19% with 10% from the Zatarain’s acquisition and 1% from foreign exchange.  Higher volumes in both the U.S. and Canada were the primary drivers of an 8% sales increase for the quarter.  Sales in the U.S. benefited from new distribution in 2003 with a leading dollar store chain and a major grocery retailer.  Consumer sales in Europe increased 15% for the quarter, with foreign exchange contributing 16% of increase and the Uniqsauces acquisition 2%.  While sales volumes in Europe were flat, product mix adversely affected sales. This compares to a sales increase of 6% from volume and product mix in the fourth quarter of 2002 in Europe.  In the Asia/Pacific region, consumer sales rose 14%, with a 17% increase from foreign exchange.  This region was impacted by a more competitive environment in Australia and the initiative during 2003 to discontinue certain lower margin products in China.  Operating income from continuing operations for the consumer business increased 21% to $108.2 million for the fourth quarter of 2003.  In the fourth quarter, as in the fiscal year, higher operating income was driven by strong sales performance.

Industrial Business

	Three Months Ended		Twelve Months Ended
(in thousands)	11/30/03	11/30/02	11/30/03	11/30/02
Net sales	$291,983	$280,125	$1,107,264	$1,051,005
Operating income	29,183	29,364	110,208	107,336

For fiscal year 2003, sales from McCormick’s industrial business rose 5%  compared to 2002.  The acquisition of Uniqsauces contributed 3% of sales increase, and foreign exchange added another 3%.  Industrial sales in the Americas were unchanged from 2002.  In 2003, the restaurant industry was affected by a slowdown in consumer traffic.  While this adversely affected the Company’s sales to food service distributors, direct sales to restaurant chains had strong growth resulting from successful new products and customer promotion of existing products.  Sales to food processors were affected by lower pricing in response to a decrease in raw material costs.  In Europe, industrial sales rose 28% with foreign exchange contributing 12% and the Uniqsauces acquisition 18%.  Sales were also affected by lower demand for seasoning products offset by strong condiment sales in 2003.  Industrial sales in the Asia/Pacific region increased 12%, with higher volumes contributing 6% of increase and foreign exchange another 6%.  Operating income from continuing operations for the industrial business rose 3% to $110.2 million.

For the fourth quarter, industrial sales increased 4% versus the same period last year.  This compares to a strong sales increase of 9% in the fourth quarter of 2002.  The acquisition of Uniqsauces in 2003 contributed 3% of sales increase, and the net impact of foreign exchange added another 3%.  Industrial sales in the Americas increased 1% due to favorable foreign exchange.  During the quarter, higher sales of new and existing products to restaurants continued to be offset by lower sales to food processors, due in part to lower pricing in response to a decrease in raw material costs.  In Europe, industrial sales increased 14% for the quarter.  Uniqsauces drove an increase of 16% and foreign exchange 10%.  During the quarter, lower sales of seasoning products more than offset strong condiment sales.  In the Asia/Pacific region, sales increased 13%.  Favorable foreign exchange contributed 8% of increase, and higher volumes were the primary drivers of an additional 5%.  In the fourth quarter, operating income from continuing operations for the industrial business declined 1% to $29.2 million due to higher costs during a facility consolidation in Canada, as well as an unfavorable mix of business, cost pressures from certain raw materials, and higher employee benefit costs.

Recent new product introductions are expected to result in improved sales and profit growth for the Company’s industrial business in the first half of 2004.

Chairman’s comments

Robert J. Lawless, Chairman, President & CEO, commented, “2003 was an eventful year for McCormick, a year in which we:

•                  acquired Zatarain’s, the leading U.S. brand of New Orleans-style products and Uniqsauces, a condiment business based in Europe that benefits both our consumer and industrial businesses;

•                  completed the sale of two businesses that were non-strategic for the Company;

•                  settled the negotiation over the purchase price of Ducros, receiving a payment of $55 million;

•                  announced two dividend increases during the year, increasing our quarterly dividend 27%, and repurchased $121 million of shares, reducing shares outstanding at year-end by 2%;

•                  achieved strong sales growth for our consumer business from new distribution gains, new product activity and effective marketing; and

•                  increased gross profit margin by 50 percentage points through careful management of expenses and progress with supply chain initiatives

“In addition to these accomplishments, McCormick was added to the S&P 500 Stock Index in 2003.  This was a milestone for the Company and great recognition of our sound business and financial performance.

“During 2003, we continued to make progress with our Beyond 2000 program and supply chain initiatives.  At the end of November, we successfully completed the first phase of our B2K implementation for our U.S. industrial business.  Our momentum will build as we complete the U.S. industrial implementation in 2004 and add our operations in Canada and Europe to the B2K platform in 2005.  In 2003, employee teams worked to identify a number of supply chain projects and have completed a projection of the related cost savings.  From B2K, supply chain initiatives and operational improvements, we expect to achieve an annual cost reduction of $70 million by 2006.

“For the fourth quarter of 2003, we were pleased with our overall performance.  Great results from our recent acquisitions, strength in our consumer business in the Americas, the impact of margin improvement initiatives and a tailwind from foreign currency exchange more than offset industrial business results that were below expectation.  In the fourth quarter, we also benefited from a one-time gain of $5.2 million on the sale of royalty agreements that added 3¢ to earnings per share.

“During 2003, we exceeded our goal to increase sales 3-7%, with sales growth of 11%.  Earnings per share from continuing operations rose 15%, which exceeded our 10-12% goal.  Even if we exclude the one-time gain, we would have reached the top of our target range.  Due to our strategic purchase of vanilla beans, we did not reach our objective to generate more than $100 million in cash from operations, after net capital expenditures and dividends.  We are confident, however, that all three of these annual objectives remain appropriate and achievable goals for McCormick.

“As we look ahead to 2004, we will benefit from a full year of the Zatarain’s business and expect to grow sales 7-9%.  We are projecting earnings per share of $1.51-$1.54 in 2004, which includes 3¢ of special charges.  This is an increase of 8-10% compared to $1.40 of earnings per share in 2003.  The increase is in line with our 10-12% objective when the one-time gain of 3¢ in 2003 is excluded and exceeds the top end of the range when the additional 2¢ for the interest on the Ducros refund is also excluded.  Beginning in 2004, we expect to meet our goal for the generation of strong cash flow and to deliver cash from operations after net capital expenditures and dividends of $350-400 million over the next three years.

“I thank the employees of McCormick for their hard work and achievements that made 2003 another successful year.  Together, we look forward to new challenges and accomplishments in 2004.  To our McCormick shareholders, we appreciate your confidence in our continued ability to deliver strong financial results and build shareholder value. “

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. EST.  The conference call will be web cast live via the McCormick corporate web site http://www.mccormick.com.  Click on “Company Information” then “Investor Information,” and follow directions to listen to the call.  At this same location, a replay of the call will be available for one week following the live call.  Past press releases and additional information can be found at the Company’s website.

Forward-looking Statement

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food processing businesses as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

1/2004

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement

(In thousands except per-share data)

	Three Months Ended		Twelve Months Ended
	11/30/2003	11/30/2002	11/30/2003	11/30/2002
Net sales	$698,613	$624,959	$2,269,586	$2,044,901
Cost of goods sold	396,418	353,623	1,371,005	1,245,357
Gross profit	302,195	271,336	898,581	799,544
Gross profit margin	43.3%	43.4%	39.6%	39.1%
Selling, general & administrative expense	177,217	161,664	597,543	529,577
Special charges	3,550	2,874	5,491	7,545
Operating income	121,428	106,798	295,547	262,422
Interest expense	9,418	9,634	38,634	39,203
Other (income)/expense, net	(5,777)	338	(13,094)	(674)
Income from consolidated operations before income taxes	117,787	96,826	270,007	223,893
Income taxes	36,444	29,951	83,432	69,371
Net income from consolidated operations	81,343	66,875	186,575	154,522
Income from unconsolidated operations	6,637	8,224	16,365	22,421
Minority interest	(850)	(630)	(3,804)	(3,085)
Net income from continuing operations	87,130	74,469	199,136	173,858
Discontinued operations, net of tax:
Net income	(96)	2,750	4,743	5,991
Gain on sale	(562)	—	8,999	—
Cumulative effect of accounting change, net of tax	(2,092)	—	(2,092)	—
Net income	$84,380	$77,219	$210,786	$179,849

Earnings per share - basic:
Net income from continuing operations	$0.63	$0.53	$1.43	$1.25
Net income from discontinued operations	$—	$0.02	$0.03	$0.04
Gain on sale of discontinued operations	$—	$—	$0.06	$—
Cumulative effect of accounting change	$(0.02)	$—	$(0.02)	$—
Net income	$0.61	$0.55	$1.51	$1.29

Earnings per share - diluted:
Net income from continuing operations	$0.61	$0.52	$1.40	$1.22
Net income from discontinued operations	$—	$0.02	$0.03	$0.04
Gain on sale of discontinued operations	$—	$—	$0.06	$—
Cumulative effect of accounting change	$(0.01)	$—	$(0.01)	$—
Net income	$0.59	$0.54	$1.48	$1.26

Average shares outstanding - basic	138,428	139,962	139,212	139,525
Average shares outstanding - assuming dilution	142,605	142,543	142,611	142,313

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet

(In thousands)

	11/30/2003	11/30/2002
Assets
Current assets
Cash and cash equivalents	$25,141	$47,332
Receivables, net	347,451	303,324
Inventories	362,774	283,721
Prepaid expenses and other current assets	26,754	28,695
Current assets of discontinued operations	—	61,555
Total current assets	762,120	724,627
Property, plant and equipment, net	458,320	390,080
Goodwill and intangible assets, net	716,922	505,235
Prepaid allowances	83,771	96,624
Investments and other assets	127,111	135,140
Non-current assets of discontinued operations	—	79,083
Total assets	$2,148,244	$1,930,789

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$171,037	$137,270
Trade accounts payable	178,775	175,062
Other accrued liabilities	362,911	324,548
Current liabilities of discontinued operations	—	36,410
Total current liabilities	712,723	673,290
Long-term debt	448,623	450,871
Other long-term liabilities	209,480	192,289
Long-term liabilities of discontinued operations	—	3,163
Total liabilities	1,370,826	1,319,613
Minority interest	22,254	18,875
Shareholders’ equity
Common stock	262,601	230,656
Retained earnings	472,552	458,952
Accumulated other comprehensive income (loss)	20,011	(97,307)
Total shareholders’ equity	755,164	592,301
Total liabilities and shareholders’ equity	$2,148,244	$1,930,789